GlaxoSmithKline plc S-8

Exhibit 5.2

December 19, 2019

GlaxoSmithKline LLC

5 Crescent Drive

Philadelphia, PA 19112

Re:     GSK 401(k) Plan

Ladies and Gentlemen:

We have served as counsel to GlaxoSmithKline plc (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on or about the date of this letter, and the registration, pursuant thereto, of American Depositary Receipts evidencing American Depositary Shares issuable on deposit of Ordinary Shares of the Company which may be issuable pursuant to the GSK 401(k) Plan (the “Plan”).

As such counsel, we have examined originals or copies, certified or otherwise, of such documents and instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such assumptions as are set forth below.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon and subject to the qualifications, assumptions and limitations set forth in this letter, it is our opinion that the provisions of the written documents constituting the Plan are in compliance, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pertaining to such provisions.

Our opinion expressed above is based exclusively on the Plan as it is constituted as of the date hereof and on the requirements of ERISA in effect as of the date hereof. Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We hereby expressly consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the Plan be revised or should ERISA or the requirements thereunder be changed by legislative action, judicial decision or otherwise.

Sincerely,

/s/ Pepper Hamilton LLP

PEPPER HAMILTON LLP